Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-1 (No. 333-189641), Form S-3 (No. 333-157200), Form S-8 (No. 333-179824, 333-156447, No. 333-101346, and No. 333-75738) and Form S-3D (No. 333-101347 and No. 333-79911) of Eastern Virginia Bankshares, Inc. and subsidiaries of our reports dated March 31, 2015 related to our audits of the consolidated financial statements and internal control over financial reporting, included in and incorporated by reference in the Annual Report on Form 10-K of Eastern Virginia Bankshares, Inc. for the year ended December 31, 2014.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

March 31, 2015